Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2013 relating to the financial statements of InfuSystem Holdings, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of InfuSystem Holdings, Inc. and subsidiaries for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
May 12, 2014